FOR IMMEDIATE RELEASE

NextGen Healthcare Announces Jeffrey D. Linton as Executive Vice President, General Counsel, and Secretary

Irvine, Calif. – December 1, 2017 – Quality Systems, Inc. (NASDAQ: QSII), known to its clients as NextGen Healthcare, today announced the appointment of Jeffrey D. Linton as Executive Vice President, General Counsel, and Secretary effective December 4. Linton, bringing extensive healthcare experience, will oversee all legal-related matters of NextGen Healthcare. He assumes the role from Jocelyn Leavitt, who has been serving as general counsel since June 2013.
“Jeff has an impressive legal career within complex healthcare landscapes. His expertise will continue to strengthen our NextGen Healthcare leadership team as we continue to evolve our portfolio of solutions within the healthcare information technology ecosystem,” said Rusty Frantz, President and Chief Executive Officer, NextGen Healthcare.
Linton will report to Rusty Frantz and will lead the company’s legal affairs, regulatory and compliance groups.
Most recently, Linton served as General Counsel and Secretary of Applied Proteomics, Inc., a company that develops    noninvasive, blood-based tests for monitoring and early detection of disease, where he was responsible for all legal, intellectual property, compliance, and human resources activities. Previously, Linton served as Senior Vice President, General Counsel and Secretary of Sequenom, Inc., a life sciences company, from September 2014 to October 2016.  Before joining Sequenom, Linton served as Senior Vice President and General Counsel at Beckman Coulter, Inc., a biomedical testing products company, from July 2011 to September 2014, in addition to various roles with Serologicals Corporation, a company that developed, manufactured and sold life science research products and technologies, diagnostic kits and drug discovery services. His prior experience also includes various other positions in law, government and public affairs and human resources. Linton holds a Bachelor of Arts, magna cum laude, from Butler University and a Juris Doctorate, cum laude, from the University of Notre Dame Law School.

Frantz added, “I would like to thank Jocelyn Leavitt for her more than four years of outstanding leadership at NextGen Healthcare. During her time with us, Jocelyn built an exceptional legal organization that oversaw multiple acquisitions, including HealthFusion, Entrada and EagleDream Health, and helped transform our business from an EHR software company to a complete solutions provider. We wish Jocelyn the best in her next chapter.”

About Quality Systems, Inc.
Quality Systems, Inc., known to its clients as NextGen Healthcare, provides a range of software, services, and analytics solutions to medical and dental group practices. The company’s portfolio delivers foundational capabilities to empower physician success, enrich the patient care experience, and enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

For Media and Public Relations Inquiries:
Director, Corporate Communications Jennifer Cohen (949) 255-2600; jecohen@nextgen.com
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